FOR IMMEDIATE RELEASE

CONTACTS:   Alanco Investor Relations              Equity Communications
            (480) 607-1010                         Ira Weingarten
            www.alanco.com                         (805) 897-1880
                                                   ira@equitycommunication.com

          Alanco Announces First Quarter Revenues to Exceed $5 Million

                      Triple Comparable Quarter Prior Year

(Scottsdale, AZ - October 16, 2006) - Alanco Technologies, Inc., Scottsdale, AZ (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, said today that it expects to report record revenues for the first quarter, ended September 30, 2006, in excess of $5 million, compared to the $1.6 million reported for the comparable quarter a year earlier. The record first quarter sales are attributable to contributions by the Company's Wireless Asset Management business segment, created by the acquisition of StarTrak Systems, LLC, ("StarTrak") on June 30, 2006. StarTrak is the world's leading supplier of wireless tracking and asset management services for the "Reefer" (refrigerated truck and railroad car) industry, and is enjoying an accelerated growth rate.

According to StarTrak President, Tim Slifkin, "Significant long-term investments in new technologies have begun to pay off in larger contract wins." At the same time, he said, "Recurring revenues continue to improve significantly as we add units to our network." Slifkin attributed this success to the comprehensive value model that StarTrak has created for its customers. "In essence, we provide our customers with the ability to monitor and control their mobile assets anywhere in the world, and if necessary, intervene in real-time should something go awry."

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, commented, "We expect our strong first quarter revenues will result in significantly improved financial performance and now believe that FY2007 is truly shaping up as our break-out year. Our primary turnaround vehicle will continue to be StarTrak Systems, with their large current order backlog and recent, well-received new product introductions, such as the RFID-based ReeferTrak(R) Scout and cellular based ReeferTrak(R) Sentry. Also, we are confident that recent new sales developments in our TSI PRISM wireless inmate tracking business will finally result in significant FY2007 financial contributions from this pioneering developer of RFID real-time tracking technologies."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for tracking, monitoring and controlling refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through Excel/Meridian Data, Inc., its wholly owned subsidiary, a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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